Exhibit 10.15
NINTH AMENDMENT TO LEASE
THIS NINTH AMENDMENT TO LEASE (“Ninth Amendment”) is made and entered into as of the 13th day of November, 2018 by and between COPLEY PLACE ASSOCIATES, LLC, a Delaware limited liability company (the “Landlord”), and WAYFAIR LLC, a Delaware limited liability company (the “Tenant”).
Reference is made to the following:
A.That certain lease (“Original Lease”) dated as of April 18, 2013, by and between Landlord and Tenant as amended by a First Amendment to Lease (“First Amendment”) dated as of February 11, 2014 and a Second Amendment to Lease (“Second Amendment”) dated as of October 24, 2014 and a Third Amendment to Lease dated as of October 8, 2015 (“Third Amendment”) and a Fourth Amendment to Lease dated as of February 3, 2016 (“Fourth Amendment”) as supplemented by a letter agreement dated July 28, 2016 (the Fourth Amendment as so supplemented, the “Supplemented Fourth Amendment”) and a Fifth Amendment to Lease dated as of July 29, 2016 (“Fifth Amendment”) and a Sixth Amendment to Lease dated as of February 22, 2017 (“Sixth Amendment”) and a Seventh Amendment to Lease dated as of August 14, 2017 (“Seventh Amendment”) and an Eighth Amendment to Lease dated as of November 14, 2017 (“Eighth Amendment”) by and between Landlord and Tenant (the Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment, the Supplemented Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eighth Amendment is referred to herein as the “Lease”) of space in the Office Section of the Building containing 881,660 rentable square feet, known as Copley Place, in Boston, Suffolk County, Massachusetts consisting of approximately 723,340 rentable square feet of space on the First, Second, Third, Fourth, Fifth, Sixth and Seventh Floors of Four Copley Place and on the Second, Third, Fourth, Fifth and Sixth Floors of Three Copley Place and on the First, Third, Fifth, Sixth and Seventh Floors of One Copley Place and on the Third, Fifth, Sixth and Seventh Floors of Two Copley Place (collectively, the “Premises”); and
B.Landlord and Tenant desire to further amend certain terms of the Lease, upon the terms and conditions set forth herein.
C.Each capitalized term used in this Ninth Amendment without definition or reference to a specific amendment to the Original Lease shall have the meaning ascribed to such term in the Original Lease.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease and otherwise agree as follows:

1.Parking. Commencing on the date hereof, Section 1 of the Seventh Amendment is hereby deleted in its entirety and Article 37 of the Original Lease is amended by adding the following provisions to the end of said Article 37 (as revised in the Fifth Amendment):
(a)    Notwithstanding anything contained in this Article 37 to the contrary, commencing November 1, 2018 and expiring on December 31, 2020, inclusive (the “Parking Term”), the first paragraph of Article 37 shall not be in effect and the following provisions shall control in all respects relating to parking under the Lease. Upon the expiration of the Parking Term, the terms of the first paragraph of this Article 37 (as amended in the Fifth Amendment) shall then become effective.
(b)    Commencing upon the Parking Term, Tenant (but expressly excluding any subtenants and employees of subtenants) shall have the right to use up to one hundred fifty (150) parking spaces at the following rates:

i.
Three Hundred Fifty and 00/100 Dollars ($350.00) per space, per month, from November 1, 2018 through November 30, 2018 for both the Copley Garage (as defined in the first paragraph of this Article 37) and the Dartmouth Street Garage (as defined in the first paragraph of this Article 37);

ii.	Three Hundred Seventy-Five and 00/100 Dollars ($375.00) per space, per month, from December 1, 2018 through December 31, 2019 for the Copley Garage;

iii.	Three Hundred Sixty and 00/100 Dollars ($360.00) per space, per month, from December 1, 2018 through December 31, 2019 for the Dartmouth Street Garage;

iv.	Four Hundred and 00/100 Dollars ($400.00) per space, per month, from January 1, 2020 through December 31, 2020 for the Copley Garage; and

v.	Three Hundred Eighty-Five and 00/100 Dollars ($385.00) per space, per month, from January 1, 2020 through December 31, 2020 for the Dartmouth Street Garage.
Although the payment for such parking spaces shall be payable to the operator of the parking garage(s), in advance, the obligation to make such payment by Tenant shall be an obligation to pay Additional Rent under the Lease.
(c)    Landlord and Tenant hereby agree that the above rates are based upon Tenant and its employees utilizing at least one hundred twenty (120) spaces per month beginning November 1, 2018 (a maximum of eighty (80) of such spaces being in the Copley Garage). Commencing November 1, 2018 and continuing throughout the Parking Term, Landlord shall provide Tenant a monthly accounting of the number of parking spaces Tenant is utilizing. In the event Tenant is utilizing fewer than one hundred twenty (120) parking spaces for the upcoming month, such accounting shall provide the total amount due from Tenant to make up for such shortfall (i.e., the applicable cost per space multiplied by the number of parking spaces less than 120 that are being utilized by Tenant), in which case Tenant shall purchase parking vouchers from Landlord for use by visitors or clients in the amount of such shortfall, the cost of each such voucher being the then effective rate for the Dartmouth Street Garage set forth herein. In the event Tenant is utilizing more than one hundred twenty (120) parking spaces for the upcoming month, Tenant shall not be required to purchase parking vouchers from Landlord.
(d)    Upon the expiration of the Parking Term, Tenant shall be liable for any shortfall then existing applicable to any period prior to the expiration of the Parking Term; provided, however, that Landlord hereby agrees and acknowledges that it has been paid in full with respect to parking under this Lease for all periods prior to the Parking Term.
(e)    Up to eighty (80) of the monthly parking spaces shall be located in the Copley Garage. All monthly parking spaces in excess of eighty (80) (but in no event shall the total number of parking spaces exceed 150) may be located, in Landlord’s sole discretion, in the Dartmouth Street Garage.
(f)    Notwithstanding anything in this Amendment to the contrary, Tenant shall have the right to use up to an additional sixty (60) parking spaces (in excess of the 150 spaces referenced in sub-section (b) above) in the Dartmouth Street Garage at the market rate established by Landlord from time to time.
2.    Brokerage. Tenant represents that Tenant has dealt with no broker in connection with this Ninth Amendment, and that insofar as Tenant knows, no broker negotiated this Ninth Amendment or is entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold harmless Landlord its employees and agents from and against any claims made by any broker or finder for a commission or fee in connection with this Ninth Amendment or any sublease hereunder (but nothing herein shall be construed as permitting any such sublease) provided that Landlord has not in fact retained such broker or finder. Landlord agrees to indemnify, defend and hold harmless Tenant, its employees and agents from and against any claims made by any broker or finder claiming to have earned a commission or fee in connection with this Ninth Amendment, provided Tenant has not in fact retained such broker or finder.
3.    Miscellaneous.

(a)	This Ninth Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b)	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c)	In the case of any inconsistency between the provisions of the Lease and this Ninth Amendment, the provisions of this Ninth Amendment shall govern and control.

(d)
Submission of this Ninth Amendment by Landlord is not an offer to enter into this Ninth Amendment, but rather is a solicitation for such an offer by Tenant. Neither party shall be bound by this Ninth Amendment until such party has executed and delivered the same to the other party.

[Signatures appear on the next succeeding page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this document to be executed under seal as of the date first above written.
LANDLORD:
COPLEY PLACE ASSOCIATES, LLC, a Delaware limited liability company

By:	SPG COPLEY ASSOCIATES, LLC, a Delaware limited liability company, managing member

By: /s/ John Rulli
Name: John Rulli
Title: President, Simon Malls & Chief Administrative Officer
TENANT:
WAYFAIR LLC, a Delaware limited liability company
By: /s/ Enrique Colbert
Its: General Counsel and not individually
hereunto duly authorized